Exhibit 99.1

FOR IMMEDIATE RELEASE
POOL CORPORATION REPORTS RECORD SECOND QUARTER RESULTS
AND INCREASES 2021 EARNINGS GUIDANCE

Highlights

•Record net sales for Q2 2021 with overall growth of 40% and 32% growth in base business
•Q2 2021 operating income of $338.6 million, up 64% from Q2 2020 with a 280 basis point improvement in operating margin
•Q2 2021 diluted EPS increase of 65% to a record $6.37 or an increase of 66% to $6.18, excluding tax benefits in both periods
•2021 earnings guidance increased to $13.75 - $14.25 per diluted share from previous $11.85 - $12.60 range
______________________

COVINGTON, LA. (July 22, 2021) – Pool Corporation (Nasdaq/GSM:POOL) today reported record results for the second quarter of 2021 and increased 2021 earnings guidance.
“I am thrilled to announce that we, again, achieved spectacular results this quarter. Demand remains high, and paired with our team's outstanding execution, business thrived. Through our supply chain management discipline and our capacity creation initiatives, we yielded exceptional improvement in both gross margin and operating margin during the quarter. As part of our strategic growth initiatives, we continued to add to our network through new sales center openings and two acquisitions that closed in the second quarter. Our employees remain committed to providing unmatched service to our customers while leveraging our network and executing on our expense management strategies in the latter half of the year,” commented Peter D. Arvan, president and CEO.
In the second quarter of 2021, net sales increased 40% to a record $1.79 billion compared to $1.28 billion in the second quarter of 2020, while base business sales grew 32%. Households continued to invest in outdoor living spaces, contributing to the robust demand for our products. We observed sales gains across nearly all product categories and geographies reflecting strong growth in maintenance, replacement, refurbishment and construction activity among our customers.
Gross profit increased 48% to a record $551.7 million in the second quarter of 2021 from $373.5 million in the same period of 2020. Base business gross profit improved 41% over the second quarter of 2020. Gross margin increased 170 basis points to 30.9% in the second quarter of 2021 compared to 29.2% in the second quarter of 2020 while base business gross margin increased 200 basis points, primarily driven by benefits from focused supply chain management initiatives.
Selling and administrative expenses (operating expenses) increased 27% to $213.1 million in the second quarter of 2021 compared to $167.6 million in the second quarter of 2020, while base business operating expenses grew 18%, primarily due to growth-driven labor, facility and freight costs, along with increased investments in technology and higher performance-based compensation expense. As a percentage of net sales, operating expenses decreased to 11.9% in the second quarter of 2021 compared to 13.1% in the same period of 2020 as we continue to exercise strong expense control.
Operating income in the second quarter of 2021 increased 64% to $338.6 million compared to $205.9 million in the same period in 2020 with acquisitions contributing $11.0 million to operating income in the second quarter of 2021. Operating margin was 18.9% in the second quarter of 2021 compared to 16.1% in the second quarter of 2020 while base business operating margin was 19.4%, up 330 basis points from the prior year period.
We recorded a $7.7 million, or $0.19 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended June 30, 2021, compared to a tax benefit of $6.2 million, or $0.15 per diluted share, realized in the same period of 2020.

Net income increased 65% to $259.7 million in the second quarter of 2021 compared to $157.6 million in the second quarter of 2020. Earnings per diluted share increased 65% to $6.37 in the second quarter of 2021 compared to $3.87 in the same period of 2020. Without the impact from ASU 2016-09 in both periods, earnings per diluted share increased 66% to $6.18 in the second quarter of 2021 compared to $3.72 in the second quarter of 2020.
Net sales for the six months ended June 30, 2021 increased 45% to a record $2.85 billion from $1.96 billion in the six months ended June 30, 2020. Base business sales increased 38% for the period. Gross margin improved 110 basis points to 29.9% compared to 28.8% in the same period last year with base business gross margin 140 basis points higher, favorably impacted by improvements in supply chain management initiatives.
Operating expenses for the six months ended June 30, 2021 increased 20% compared to the first six months of 2020. In the first quarter of 2020, we recorded impairment charges of $6.9 million, which included $2.5 million from a long-term note, as collectability was impacted by the COVID-19 pandemic, and non-cash goodwill and intangibles impairment charges of $4.4 million, equal to the total goodwill and intangibles carrying amounts of our Australian reporting units. Without the impact of impairment charges in the prior year, operating expenses were up 22% with base business operating expenses up 14%.
Operating income for the first six months of 2021 increased 94% to a record $467.6 million compared to $241.4 million in the same period last year. Operating income, without the impact of non-cash impairments recorded in 2020, increased 88% in the first half of 2021. Operating margin for the six months ended June 30, 2021 was 16.4% compared to 12.3% for the six months ended June 30, 2020, while base business operating margin increased 460 basis points.
We recorded an $11.7 million, or $0.29 per diluted share, tax benefit from ASU 2016-09 in the six months ended June 30, 2021 compared to a $14.2 million, or $0.34 per diluted share, tax benefit in the same period of 2020.
Net income for the six months ended June 30, 2021 increased 90% to a record $358.4 million compared to $188.5 million for the six months ended June 30, 2020. Adjusted net income for the first six months of 2021, without the prior year impact of non-cash impairments, net of tax, increased 84%. Earnings per share for the first six months of 2021 increased 90% to $8.78 per diluted share versus $4.62 in the first six months of 2020. Excluding the impact from ASU 2016-09 in both periods and the impact of non-cash impairments, net of tax, adjusted diluted EPS increased 92% in 2021 compared to the prior year. See the reconciliation of GAAP to non-GAAP measures in the addendum of this release.
On the balance sheet at June 30, 2021, total net receivables, including pledged receivables, increased 29% compared to June 30, 2020, driven by our sales growth and recent acquisitions and partially offset by improved collections. Inventory levels increased 42% to $894.7 million compared to June 30, 2020, reflecting our supply chain efforts to support organic business growth as well as inventory from recently acquired businesses. Total debt outstanding was $423.1 million at June 30, 2021, a $15.7 million reduction from total debt at June 30, 2020, as we utilize operating cash flows to pay down debt balances.
Net cash provided by operations was $187.2 million in the first six months of 2021 compared to $221.2 million in the first six months of 2020 reflecting our supply chain investments in inventory and higher income tax payments in 2021. Adjusted EBITDA (as defined in the addendum to this release) was $349.5 million for the six months ended June 30, 2021, compared to $270.1 million in the same period of the prior year. Interest expense decreased compared to last year primarily due to lower average debt levels and lower average interest rates.
“Based on exceeding our second quarter expectations, and with better visibility to demand as we head into the back half of the year, we are updating our annual earnings guidance range to $13.75 to $14.25 per diluted share, including the impact of year-to-date tax benefits of $0.29. Our previous 2021 earnings guidance range was $11.85 to $12.60 per diluted share, including our $0.10 first quarter 2021 tax benefit. We believe that the strong demand trends and pipeline of projects will continue through the remainder of the year and beyond. I would like to especially thank our incredible team of employees for demonstrating a level of resiliency and grit that enables us to deliver during these times of unprecedented demand,” said Arvan.
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 408 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic and the extent to which home-centric trends will continue, accelerate or reverse; the sensitivity of our business to weather conditions; changes in the economy and the housing market; our ability to maintain favorable relationships with suppliers and manufacturers; competition from other leisure product alternatives and mass merchants; our ability to continue to execute our growth strategies; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2020 Annual Report on Form 10-K and First Quarter 2021 Quarterly Report on Form 10-Q, each filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP's subsequent filings with the SEC.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales	$1,787,833	$1,280,846	$2,848,579	$1,958,134
Cost of sales	1,236,148	907,365	1,995,762	1,395,024
Gross profit	551,685	373,481	852,817	563,110
Percent	30.9%	29.2%	29.9%	28.8%

Selling and administrative expenses	213,099	167,624	385,200	314,721
Impairment of goodwill and other assets	—	—	—	6,944
Operating income	338,586	205,857	467,617	241,445
Percent	18.9%	16.1%	16.4%	12.3%

Interest and other non-operating expenses, net	1,963	2,643	4,545	7,432
Income before income taxes and equity earnings	336,623	203,214	463,072	234,013
Provision for income taxes	76,985	45,733	104,854	45,708
Equity earnings in unconsolidated investments, net	57	74	132	162
Net income	$259,695	$157,555	$358,350	$188,467

Earnings per share:
Basic	$6.47	$3.94	$8.92	$4.71
Diluted	$6.37	$3.87	$8.78	$4.62
Weighted average shares outstanding:
Basic	40,125	39,973	40,169	40,049
Diluted	40,745	40,715	40,800	40,837

Cash dividends declared per common share	$0.80	$0.58	$1.38	$1.13

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,	Change
	2021	2020	$	%

Assets
Current assets:
Cash and cash equivalents	$58,465	$44,185	$14,280	32%
Receivables, net (1)	210,318	144,842	65,476	45
Receivables pledged under receivables facility	375,248	308,563	66,685	22
Product inventories, net (2)	894,654	628,418	266,236	42
Prepaid expenses and other current assets	18,716	11,139	7,577	68
Total current assets	1,557,401	1,137,147	420,254	37

Property and equipment, net	111,661	111,258	403	—
Goodwill	283,284	193,784	89,500	46
Other intangible assets, net	12,350	9,615	2,735	28
Equity interest investments	1,293	1,274	19	1
Operating lease assets	221,068	183,126	37,942	21
Other assets	26,978	18,593	8,385	45
Total assets	$2,214,035	$1,654,797	$559,238	34%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$439,453	$346,272	$93,181	27%
Accrued expenses and other current liabilities	184,437	139,661	44,776	32
Short-term borrowings and current portion of long-term debt	10,058	9,558	500	5
Current operating lease liabilities	63,786	56,625	7,161	13
Total current liabilities	697,734	552,116	145,618	26

Deferred income taxes	30,440	29,399	1,041	4
Long-term debt, net	413,058	429,246	(16,188)	(4)
Other long-term liabilities	38,079	29,008	9,071	31
Non-current operating lease liabilities	159,976	128,237	31,739	25
Total liabilities	1,339,287	1,168,006	171,281	15
Total stockholders’ equity	874,748	486,791	387,957	80
Total liabilities and stockholders’ equity	$2,214,035	$1,654,797	$559,238	34%

(1)The allowance for doubtful accounts was $5.4 million at June 30, 2021 and $6.0 million at June 30, 2020.
(2)The inventory reserve was $15.2 million at June 30, 2021 and $10.8 million at June 30, 2020.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2021	2020	Change
Operating activities
Net income	$358,350	$188,467	$169,883
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,884	13,993	(109)
Amortization	723	655	68
Share-based compensation	7,549	7,221	328
Equity earnings in unconsolidated investments, net	(132)	(162)	30
Impairment of goodwill and other assets	—	6,944	(6,944)
Other	4,812	3,171	1,641
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(295,342)	(229,506)	(65,836)
Product inventories	(114,792)	75,199	(189,991)
Prepaid expenses and other assets	(16,865)	(677)	(16,188)
Accounts payable	170,368	84,190	86,178
Accrued expenses and other current liabilities	58,673	71,705	(13,032)
Net cash provided by operating activities	187,228	221,200	(33,972)

Investing activities
Acquisition of businesses, net of cash acquired	(15,162)	(13,711)	(1,451)
Purchases of property and equipment, net of sale proceeds	(17,333)	(13,031)	(4,302)
Net cash used in investing activities	(32,495)	(26,742)	(5,753)

Financing activities
Proceeds from revolving line of credit	549,008	318,155	230,853
Payments on revolving line of credit	(505,636)	(504,140)	(1,496)
Proceeds from asset-backed financing	260,000	191,700	68,300
Payments on asset-backed financing	(290,000)	(71,700)	(218,300)
Payments on term facility	(4,625)	(4,625)	—
Proceeds from short-term borrowings and current portion of long-term debt	4,466	10,731	(6,265)
Payments on short-term borrowings and current portion of long-term debt	(6,277)	(12,918)	6,641
Payments of deferred financing costs	—	(12)	12
Payments of deferred and contingent acquisition consideration	(362)	(281)	(81)
Proceeds from stock issued under share-based compensation plans	7,918	10,811	(2,893)
Payments of cash dividends	(55,418)	(45,312)	(10,106)
Purchases of treasury stock	(90,135)	(70,203)	(19,932)
Net cash used in financing activities	(131,061)	(177,794)	46,733
Effect of exchange rate changes on cash and cash equivalents	665	(1,062)	1,727
Change in cash and cash equivalents	24,337	15,602	8,735
Cash and cash equivalents at beginning of period	34,128	28,583	5,545
Cash and cash equivalents at end of period	$58,465	$44,185	$14,280

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2021	2020	2021	2020	2021	2020
Net sales	$1,687,651	$1,279,429	$100,182	$1,417	$1,787,833	$1,280,846

Gross profit	524,378	372,848	27,307	633	551,685	373,481
Gross margin	31.1%	29.1%	27.3%	44.7%	30.9%	29.2%

Operating expenses	196,764	167,131	16,335	493	213,099	167,624
Expenses as a % of net sales	11.7%	13.1%	16.3%	34.8%	11.9%	13.1%

Operating income	327,614	205,717	10,972	140	338,586	205,857
Operating margin	19.4%	16.1%	11.0%	9.9%	18.9%	16.1%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2021	2020	2021	2020	2021	2020
Net sales	$2,703,285	$1,954,323	$145,294	$3,811	$2,848,579	$1,958,134

Gross profit	814,490	561,354	38,327	1,756	852,817	563,110
Gross margin	30.1%	28.7%	26.4%	46.1%	29.9%	28.8%

Operating expenses (1)	357,852	320,206	27,348	1,459	385,200	321,665
Expenses as a % of net sales	13.2%	16.4%	18.8%	38.3%	13.5%	16.4%

Operating income (1)	456,638	241,148	10,979	297	467,617	241,445
Operating margin	16.9%	12.3%	7.6%	7.8%	16.4%	12.3%

(1)Base business and total for 2020 reflect $6.9 million of impairment from goodwill and other assets.

We have excluded the following acquisitions from our base business results for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Vak Pak Builders Supply, Inc.	June 2021	1	June 2021
Pool Source, LLC	April 2021	1	April - June 2021
TWC Distributors, Inc.	December 2020	10	January - June 2021
Jet Line Products, Inc.	October 2020	9	January - June 2021
Northeastern Swimming Pool Distributors, Inc.	September 2020	2	January - June 2021
Master Tile Network LLC	February 2020	4	January - May 2021 and February - May 2020

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first six months of 2021.

December 31, 2020	398
Acquired locations	2
New locations	9
Consolidated location	(1)
June 30, 2021	408

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides additional information that is useful to gain an understanding of the factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2021	2020	2021	2020
Net income	$259,695	$157,555	$358,350	$188,467
Add:
Interest and other non-operating expenses (1)	1,963	2,643	4,545	7,432
Provision for income taxes	76,985	45,733	104,854	45,708
Share-based compensation	3,712	3,567	7,549	7,221
Equity earnings in unconsolidated investments	(57)	(74)	(132)	(162)
Impairment of goodwill and other assets	—	—	—	6,944
Depreciation	7,000	6,992	13,884	13,993
Amortization (2)	221	216	561	448
Adjusted EBITDA	$349,519	$216,632	$489,611	$270,051
(1)Shown net of interest income and includes gains and losses on foreign currency transactions and amortization of deferred financing costs as discussed below.
(2)Excludes amortization of deferred financing costs of $81 and $103 for the three months ended June 30, 2021 and June 30, 2020, respectively, and $162 and $207 for the six months ended June 30, 2021 and June 30, 2020, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Income Statement Information

We have included adjusted net income and adjusted diluted EPS, which are non-GAAP financial measures, in this press release as supplemental disclosures, because we believe these measures are useful to investors and others in assessing our year-over-year operating performance.

Adjusted net income and adjusted diluted EPS are key measures used by management to demonstrate the impact of our non-cash and non-recurring charges and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe these measures should be considered in addition to, not as a substitute for, net income and diluted EPS presented in accordance with GAAP, respectively, and in the context of our other disclosures in this press release. Other companies may calculate these non-GAAP financial measures differently than we do, which may limit their usefulness as comparative measures.

The table below presents a reconciliation of net income to adjusted net income.

(Unaudited)	Six Months Ended
(in thousands)	June 30,
	2021	2020
Net income	$358,350	$188,467
Impairment of goodwill and other assets	—	6,944
Tax impact on impairment of long-term note (1)	—	(654)
Adjusted net income	$358,350	$194,757
(1)As described in our April 23, 2020 earnings release, our effective tax rate at March 31, 2020 was a 0.1% benefit. Excluding impairment from goodwill and intangibles and tax benefits from ASU 2016-09 recorded in the first quarter of 2020, our effective tax rate for the first quarter of 2020 was 25.4%, which we used to calculate the tax impact related to the $2.5 million long-term note impairment.
The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Six Months Ended
	June 30,
	2021	2020
Diluted EPS	$8.78	$4.62
After-tax non-cash impairment charges	—	0.15
Adjusted diluted EPS excluding after-tax non-cash impairment charges	8.78	4.77
ASU 2016-09 tax benefit	(0.29)	(0.34)
Adjusted diluted EPS excluding after-tax non-cash impairment charges and tax benefit	$8.49	$4.43